Exhibit 99.1

Packaging Corporation of America Announces Agreement to Acquire TimBar Corporation

Lake Forest, IL, July 6, 2016 – Packaging Corporation of America (NYSE: PKG) today announced that it has entered into a definitive agreement to acquire substantially all of the assets of TimBar Corporation, a large independent corrugated products producer, in a cash-free, debt-free transaction for a cash purchase price of $386 million. Under the terms of the agreement, PCA will acquire five corrugated products plants, two fulfillment centers and four design centers located primarily in the eastern and southeastern U.S. The transaction is structured as a purchase of assets resulting in a full step-up of the assets to fair market value. TimBar, with sales of $324 million in 2015, provides solutions to customers in the higher margin retail, industrial packaging and display and fulfillment markets with a focus on multi-color graphics and technical innovation.

As a result of the acquisition, PCA’s containerboard integration level is expected to increase by over 200,000 tons or 6% from its current level of 87% and will allow for further optimization and enhancement of mill capacity. The value of the increased containerboard integration, the expected synergies and the tax benefit of the step-up of assets, plus TimBar’s LTM EBITDA, results in a purchase price multiple of approximately 4.3 times EBITDA. The acquisition will be accretive to earnings immediately.

PCA Chairman and CEO Mark Kowlzan said, “Following our successful integration of Boise, including the capacity we now have at the DeRidder, LA mill, this acquisition is an excellent fit, both geographically and strategically, with substantial benefits and synergies. TimBar is a well-capitalized company with a commitment to continuous improvement, innovation and safety in their operations. This, along with their customer focus, has allowed them to achieve excellent operating margins and consistent results. We look forward to working together to further enhance our strong balance sheet, financial results and cash flow consistent with our strategy to return significant value to our shareholders.”

Tom Hassfurther, Executive Vice-President Corrugated Products, added, “The highly-skilled employees, culture and customer base of TimBar complements PCA extremely well and allows us to apply our operating and sales expertise across a larger system providing significant growth potential. This enables us to optimize our focus on customized solutions for our customers and makes us less reliant on the export market while maintaining strategic relationships with our key export customers.”

Closing is subject to certain customary conditions and regulatory approval and is expected in the third quarter of 2016. The company expects to finance the transaction with a new term loan.

PCA is the fourth largest producer of containerboard and corrugated packaging products in the United States and the third largest producer of uncoated freesheet paper in North America. PCA operates eight mills and 90 corrugated products plants and related facilities.

Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about expected synergies or other benefits from the acquisition, the timing of completion of the acquisition, our future earnings and financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; conditions in the paper and packaging industries, including competition, product demand and product pricing; fluctuations in costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental and tax matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2015 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

CONTACT:

Barbara Sessions

Packaging Corporation of America

INVESTOR RELATIONS: (877) 454-2509

PCA’s Website: www.packagingcorp.com